Chancellor Group Inc., a US public corporation and Munda We Gold ("Munda We"), a private limited Zimbabwean corporation, desire to do business together in Southern Africa.

Their primary business will be the identifying, pegging, sampling, assessment, treatment and extraction and/or purchasing the rights of certain gold properties in Zimbabwe.

To this end both companies have agreed to sign this Heads of Agreement on the following terms and conditions:

1. There will be a due diligence period of 90 days from the date of signing. The due diligence period may be extended by Chancellor for an additional 60 days, should Chancellor so desire, given the fact that sampling results, under normal conditions, might only be available after 60 days.

2. Chancellor will, during the first 30 days of this 90-day period, as an act of good faith, begin to set up a wholly-owned subsidiary South African Private Limited company ("Chancellor Oil and Gold South Africa", hereafter "Chancellor South Africa").

3. Concurrent with this, or during the next 30 days, Chancellor South Africa and Munda We will set up a Zimbabwean private limited company or a South African private limited company ("Newco") in which the initial shareholding shall be Chancellor 51%, Munda We 49% and Advisory Services Limited, a Singaporean company (hereafter ASL) shall have a 5% net profit share of the whole venture, but no voting rights, which share shall be paid from Chancellor's percentage.Thus at this stage Chancellor's profit/loss share will be 46%, Munda We's profit/loss share will be 49% and ASL's profit/loss share will be 5%. Chancellor has agreed to this share in return for ASL identifying and introducing the business opportunity .

4. Chancellor and Munda We shall each have two directors on the Board of Newco. One of Chancellor's two directors shall at all times be the Chairman who will have a casting vote in the event of a deadlock.

5. Chancellor will be responsible for funding Newco during this 90-day period (or subsequently: see 14 below) at the rate of US$50,000.00 a month, the first payment being due 7 working days from e-mail notification being received by Chancellor from Munda We and acknowledged by Chancellor that a South African bank account has been set up in Johannesburg on Chancellor's behalf for receipt of the funds following the signing of this agreement. Should Chancellor opt to extend the due diligence period beyond 90 days (as in (1) above), then during this additional period Chancellor will provide additional funding of up to $25,000 a month (such exact amount to be subject to good faith negotiations) to keep the program active while waiting for sampling results. Thus if Chancellor extends the due diligence period for another 60 days, making a total of 150 days, its total obligation, if it decides to withdraw, will be a maximum of $200,000 ($50,000 x 3 plus $25,000 x 2). Any and all of the above-mentioned payments will be subject to purchase orders, matched invoices and receipt documentation.

6. Munda We will be responsible for providing the technical expertise.

7. The directors and only shareholders in Munda We are:

  Jos Haumann, B.Sc., B.Ing., geologist, a South African and former General Manager of Exploration for Southern Africa for Rio Tinto;

  Charlemagne Chimbangu, B. Sc. Roger Williams University, USA, MBA (Finance) L.I.U., New York , USA, chairman of Delta Gold, Zimbabwe, Chairman of Mmaku Coal, South Africa, a Zimbabwean national widely respected by all Zimbabwean parties;

  Albert Mare, a Zimbabwean national with extensive hands-on mining and mechanical engineering experience;

  John Duff-Henderson, B.Sc.(Geology & Metallurgy) a British resident in Zimbabwe since 1997 with extensive gold exploration and mining experience in North Sudan, Algeria and Zimbabwe;

  Laston Mlauzi, formerly mine manager at Zimasco in Zimbabwe and former mine manger at Chromex in Zimbabwe, a Zimbabwean citizen.

Munda We agree not to add any additional directors or shareholders without the express written permission of the Board of Chancellor Group Inc.

8. Chancellor and Munda We believe, on advice, that a non-confiscation Treaty exists between South Africa and Zimbabwe concerning the respective assets in each country.

9. The initial funding during the 90-day due diligence period will be to obtain 1-3 gold tailings' assets which can be tested by experts --- including third party experts in Zimbabwe and South Africa --- to ascertain the likelihood of proof of concept.

10. Every effort will be made by both parties to minimize the cost of processing this initial test, the aim being to ascertain, during the due diligence period, the likelihood of success.

11. This is a binding agreement and Munda We must go forward with the formal agreement if Chancellor so desires after having completed its due diligence. Chancellor has the right to withdraw at the end of the due diligence period but Munda We does not unless there is any breach by Chancellor of this Heads of Agreement. This effectively gives Chancellor a 90-day option over Munda We's involvement with it.

12. If Chancellor proceeds, formal documentation of a shareholders' agreement and/or a joint venture agreement will be prepared and signed within 45 days of the end of the due diligence period.

13. Should Chancellor decide to withdraw after the initial stage, the assets so far acquired will remain in Newco. Chancellor will cede its share to Munda We at no cost in return for a no-obligation indemnification, but the amount contributed by Chancellor shall remain in Munda We as a debt to be repaid to Chancellor when and if Newco becomes cash-flow positive.

14. Should Chancellor decide to proceed after the end of the 90-day due diligence period it will provide funding for Newco at US$50,000 a month for pegging and/or rights to, or acquisition of, additional tailings dumps such additional numbers to be decided in good faith negotiations between the parties.

15. Newco will own the rights to the mine dumps. All rights to all mine dumps or properties acquired will be in Newco's name or immediately transferred into Newco's name on acquisition.

16. Chancellor and Munda We agree to act in good faith at all times. Neither Chancellor/Chancellor South Africa or Munda We will compete with each other in relation to gold in Zimbabwe without the prior written permission of the other party. Chancellor shall at all times be free to pursue its usual oil or natural gas business in any part of Africa or any other part of the world and both parties will be free to pursue gold or other business activities outside of Zimbabwe.

17. Upon the completion of a bankable feasibility study, Munda We shall cede and transfer, free of any charge whatsoever, to Chancellor a further 9% of the issued ordinary shares in Newco, whereafter Chancellor/Chancellor South Africa will hold 55% of the issued ordinary shares in Newco, Munda We will retain a 40% shareholding in Newco and ASL will retain their 5%.

18. It will be Chancellor's responsibility to find the financing for Newco for the processing of the gold dumps and/or other gold properties such as building or leasing a processing plant, completing an existent plant, buying or leasing a portable plant or paying for commercial processing. Once full commercial processing starts on any dump, Munda We shall cede and transfer, free of any charge whatsoever, a further 14% of the issued ordinary shares in Newco to Chancellor whereafter Chancellor/Chancellor South Africa will hold 69% of the issued ordinary shares in Newco, ASL will retain its 5% and Munda We will retain a 26% shareholding in Newco, except that the share or shares of the parties other than Chancellor shall not, in any way, provide those other parties, Munda We and ASL, either singly or combined with a blanket veto power or any power to block special resolutions of the Newco Board under the prevailing jurisdiction where Newco operates. If such law does provide such powers then this clause will be altered to enable Chancellor at all times to exercise its majority control, being conscious of its obligations under American law, without impediment.

19. None of the shareholders of Newco shall be entitled to cede, assign or otherwise encumber his shares for any reason whatsoever without the written consent of the other shareholders.

20. Any monies put into Newco by Chancellor/Chancellor South Africa and Munda We will be a loan to Newco to be repaid as soon as Newco has funds available from revenues received. These repayments will not influence any operating costs or mutually agreed expansion programmes.

21. In the event the Shareholder and/or Joint Venture agreement is not working to the satisfaction of both parties, Newco will be sold or liquidated, any loan accounts to be repaid before sale or liquidation or out of the proceeds thereof. In such event the shareholders shall have the first right of refusal for a 90-day period.

22. Munda We acknowledges that part or all of this agreement may be disclosed by Chancellor if the Chancellor Board decides it is in the company's best interests to do so or to the extent it is required by law to make public disclosure in its SEC reports.

23. This letter agreement and any subsequent agreements will be governed by the laws of the Republic of South Africa.

AGREED & ACCEPTED:

For Munda We Gold:

Signed at South Africa, Johannesburg on November 22, 2010

/s/ Jos Haumann

Jos Haumann (Director)

For Chancellor Group Inc.:

Signed at Melbourne, Australia on November 27, 2010

/s/ Maxwell Grant

Maxwell Grant (Chairman)